Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Paul Surdez - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2015 FIRST QUARTER RESULTS
AND RAISES 2015 ADJUSTED EPS GUIDANCE

•	Q1 Net revenue of $1.8 billion, up 24% over last year

•	Q1 Diluted EPS of $0.01; Q1 Adjusted EPS of $1.73, up 15% over last year

•	2015 Adjusted EPS guidance raised to $7.55 - $7.90, compared to $6.80 in 2014

Burlington, NC, April 27, 2015 - Laboratory Corporation of America® Holdings (LabCorp® or the “Company”) (NYSE: LH) today announced results for the quarter ended March 31, 2015.

The following consolidated results of the Company include Covance as of February 19, 2015; prior to February 19, 2015, all consolidated results exclude Covance.

Consolidated Results
Net revenue for the quarter was $1.77 billion, an increase of 23.9% over last year’s $1.43 billion.  The acquisition of Covance contributed $267.2 million from the date of closing on February 19, 2015, driving 18.7% year over year net revenue growth. The remainder of the increase of $74.4 million, or 5.2%, was due to strong organic volume growth in the clinical laboratory business and tuck-in acquisitions, partially offset by price, mix and currency. Excluding all acquisitions, net revenue in the quarter increased 4.2% compared to the first quarter of 2014.

Operating income for the quarter was $130.2 million, compared to $203.3 million in the first quarter of 2014. The Company recorded restructuring charges and special items of $138.7 million during the first quarter of 2015, compared to $7.6 million during the same period in 2014. Restructuring and special items during the quarter consisted of costs associated with the acquisition of Covance ($113.4 million), Project LaunchPad ($6.0 million), and restructuring ($19.3 million). Adjusted operating income (excluding amortization of $31.4 million, and restructuring and special items) for the quarter was $300.3 million, or 16.9% of net revenue, compared to $231.9 million, or 16.2%, in the first quarter of 2014. The increase in adjusted operating income was due to the acquisition of Covance, organic volume growth and productivity gains, partially offset by price and mix.

The Company’s earnings were reduced by restructuring and special items of $191.3 million ($138.7 million impacted operating income and $52.6 million impacted interest expense), or $141.3 million after-tax. As a result, the Company recognized net earnings in the quarter of $0.7 million, or $0.01 per diluted share, compared to $113.1 million, or $1.31 per diluted share, last year. Adjusted EPS (excluding amortization, restructuring and special items) were $1.73 in the first quarter, compared to $1.51 in the first quarter of 2014.

“We had a very strong quarter highlighted by closing the acquisition of Covance, and generating solid organic revenue growth and operating leverage,” said David P. King, Chairman and Chief Executive Officer.  “As the world’s leading healthcare diagnostics company, we are uniquely positioned to drive long-term profitable growth through our powerful combination of world-class diagnostics, drug development expertise, and knowledge services.”

Operating cash flow for the first quarter was negative $86.9 million, compared to $142.3 million in the first quarter of 2014, as the Company’s operating cash flow was negatively impacted by $153.5 million in non-recurring items relating to the acquisition of Covance. Excluding these items, operating cash flow was $66.6 million. The decline in operating cash flow was due to Covance’s seasonal use of cash, partially offset by improved earnings and working capital in the Company’s base business. Capital expenditures totaled $33.8 million, compared to $56.5 million in the first quarter of 2014. As a result, free cash flow (operating cash flow less capital expenditures) was negative $120.7 million, compared to $85.8 million in the first quarter of 2014. Excluding non-recurring items, free cash flow was $32.8 million during the quarter.

At the end of the quarter, the Company’s cash balance and total debt were $446.4 million and $6.9 billion, respectively. During the quarter, the Company raised $3.9 billion in debt to fund the Covance acquisition at a blended interest rate of approximately 3.2%, with a weighted-average maturity of approximately 12 years. The Company’s liquidity at the end of the quarter was approximately $1.3 billion, consisting of cash and unutilized committed credit.

***

The following segment results are presented on a pro forma basis for all periods as if the acquisition of Covance closed on January 1, 2014 and exclude amortization, restructuring, special items and unallocated corporate expenses. Reconciliations of segment results to historically reported results are included in the Condensed Pro Forma Segment Information tables and notes.

Segment Results
The Company consists of two operating segments, LabCorp Diagnostics and Covance Drug Development.

LabCorp Diagnostics includes all of the Company’s legacy business except for its clinical trial services business, which is now part of Covance Drug Development, and includes the nutritional chemistry and food safety business, which was previously part of Covance. Covance Drug Development includes all of Covance’s legacy business except for its nutritional chemistry and food safety business, which is now part of LabCorp Diagnostics, and includes the Company’s legacy clinical trial services business.

LabCorp Diagnostics
Pro forma net revenue for the first quarter of 2015 was $1.48 billion, an increase of 4.9% over net revenue of $1.41 billion for the first quarter of 2014. The increase in net revenue was the result of volume growth, measured by requisitions, and tuck-in acquisitions, partially offset by price, mix and currency. The increase in net revenue of 4.9% includes unfavorable foreign currency translation of 0.7% and a decrease in revenue per requisition of 0.6%. Total volume (measured by requisitions) increased by 6.0% (organic volume of 5.2% and acquisition volume of 0.8%).

Pro forma adjusted operating income (excluding amortization, restructuring and special items) for the quarter was $300.1 million, or 20.2% of net revenue (18.9% including amortization), compared to $264.9 million, or 18.7% of net revenue (17.3% including amortization) in the first quarter of 2014. The increase was primarily due to strong volume growth and productivity, partially offset by price and mix. Improvement in productivity was driven, in part, by Project LaunchPad, the Company’s enterprise-wide business process improvement initiative. The Company is on track to deliver approximately $50 million of net savings in 2015.

Covance Drug Development
Pro forma net revenue for the first quarter of 2015 was $624.6 million, a decrease of 1.9% from net revenue of $636.9 million for the first quarter of 2014. The strengthening U.S. Dollar negatively impacted year-over-year revenue growth by approximately 410 basis points. On a constant currency basis, net revenue increased 2.2% year-over-year, on increased volume, partially offset by unfavorable mix.

Pro forma adjusted operating income (excluding amortization, restructuring and special items) was $72.3 million, or 11.6% of net revenue (7.8% including amortization), compared to $77.3 million, or 12.1% of net revenue (8.4% including amortization), in the first quarter of 2014. The decrease was primarily due to the impact of currency and mix, partially offset by increased volume and cost synergies. The Company is on track to deliver cost synergies in 2015 of approximately $35 million.

During the quarter, net orders (gross orders less cancellations and reductions) were $855 million, representing a net book-to-bill of 1.37.

Outlook for 2015
The Company’s updated guidance for 2015 includes the following:

•
Net revenue growth (assuming foreign exchange rates effective as of March 31, 2015) of 39% to 42%, after the impact from approximately 230 basis points of negative currency due to the strengthening U.S. Dollar.

Net revenue growth in LabCorp Diagnostics of approximately 3% to 5%, after the impact from approximately 70 basis points of negative currency. Net revenue growth in Covance Drug Development of approximately 0% to 2% versus full year 2014 revenue after the impact from approximately 440 basis points of negative currency. The unfavorable impact of foreign exchange rates since the Company’s prior guidance increased by 70 basis points for the Company, 30 basis points for LabCorp Diagnostics, and 110 basis points for Covance Drug Development.

•	Adjusted EPS guidance of $7.55 to $7.90, compared to $6.80 last year. Current guidance assumes approximately 100 million total weighted-average shares outstanding in 2015.

•
Operating cash flow of approximately $1,045 million to $1,070 million, capital expenditures of approximately $325 million to $350 million, and free cash flow of approximately $695 million to $745 million. The Company expects free cash flow in 2015 to be negatively impacted by approximately $120 million of net non-recurring items related to the Covance acquisition. Excluding these items, the Company expects free cash flow to be $815 million to $865 million, unchanged from the Company’s prior guidance.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted Operating Income, and Free Cash Flow. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is furnishing its Current Report on Form 8-K that will include additional information on its business and operations. This information will also be available on the Company's website at www.labcorp.com. Analysts and investors are directed to the Current Report on Form 8-K and the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 866-318-8617 (617-399-5136 for international callers). The access code is 91535189. A telephone replay of the call will be available through May 5, 2015 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 82941600. A live online broadcast of LabCorp’s quarterly conference call on April 27, 2015 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through May 29, 2015.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue pro forma for the acquisition of Covance in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the section of the Company’s Form 10-K for the year ended December 31, 2014, subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	For the Three Months Ended
	2015	2014

Net revenue	$1,772.3	$1,430.7
Reimbursable out-of-pocket expenses	20.9	—
Total revenues	1,793.2	1,430.7

Cost of revenue	1,176.3	913.9
Reimbursable out-of-pocket expenses	20.9	—

Gross profit	596.0	516.8

Selling, general and administrative expenses	415.1	284.9
Amortization of intangibles and other assets	31.4	21.0
Restructuring and other special charges	19.3	7.6

Operating income	130.2	203.3

Other income (expense):
Interest expense	(104.3)	(25.7)
Equity method income, net	2.7	3.0
Investment income	0.6	0.2
Other, net	1.1	6.9
Earnings before income taxes	30.3	187.7

Provision for income taxes	29.3	74.2

Net earnings	1.0	113.5
Less: net earnings attributable to noncontrolling interest	(0.3)	(0.4)
Net earnings attributable to Laboratory Corporation of America Holdings	$0.7	$113.1

Basic earnings per common share	$0.01	$1.33

Diluted earnings per common share	$0.01	$1.31

Weighted average basic shares outstanding	91.9	85.2

Weighted average diluted shares outstanding	93.8	86.6

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	March 31,	December 31,
	2015	2014
ASSETS:

Current assets:
Cash and cash equivalents	$446.4	$580.0
Accounts receivable, net of allowance for doubtful accounts of $224.8 and $211.6 at March 31, 2015 and December 31, 2014, respectively	1,187.0	815.7
Unbilled services	164.3	—
Supplies inventory	186.5	139.5
Prepaid expenses and other	319.8	157.5
Deferred income taxes	24.5	—
Total current assets	2,328.5	1,692.7

Property, plant and equipment, net	1,597.2	786.5
Goodwill	6,282.2	3,099.4
Intangible assets, net	3,603.3	1,475.8
Joint venture partnerships and equity method investments	88.9	92.6
Other assets, net	250.5	154.8
Total assets	$14,150.6	$7,301.8

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$420.8	$282.3
Accrued expenses and other	488.9	341.4
Unearned revenue	153.9	—
Deferred income taxes	—	5.5
Current portion of long-term debt	348.6	347.1
Total current liabilities	1,412.2	976.3

Long-term debt, less current portion	6,597.7	2,682.7
Deferred income taxes and other tax liabilities	1,268.5	530.4
Other liabilities	338.4	274.2
Total liabilities	9,616.8	4,463.6

Commitments and contingent liabilities	—	—
Noncontrolling interest	16.2	17.7

Shareholders' equity:
Common stock	12.0	10.4
Additional paid-in capital	1,822.9	—
Retained earnings	3,787.1	3,786.1
Less common stock held in treasury	(973.3)	(965.5)
Accumulated other comprehensive income	(131.1)	(10.5)
Total shareholders' equity	4,517.6	2,820.5
Total liabilities and shareholders' equity	$14,150.6	$7,301.8

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	For the Three Months Ended March 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$1.0	$113.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	104.7	60.7
Stock compensation	26.3	11.7
(Gain) loss on sale of assets	(1.3)	(7.1)
Accrued interest on zero-coupon subordinated notes	0.5	0.5
Earnings in excess of distributions from equity affiliates	(1.2)	(1.3)
Asset impairment	14.8	—
Deferred income taxes	17.4	10.1
Change in assets and liabilities (net of effects of acquisitions):
Increase in accounts receivable (net)	(40.3)	(39.2)
Increase in unbilled services	(25.5)	—
(Increase) decrease in inventories	4.2	2.9
(Increase) decrease in prepaid expenses and other	(7.7)	12.2
Increase (decrease) in accounts payable	(48.9)	(27.1)
Increase (decrease) in unearned revenue	14.1	—
Increase (decrease) in accrued expenses and other	(145.0)	5.4
Net cash provided by operating activities	(86.9)	142.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(33.8)	(56.5)
Proceeds from sale of assets	0.3	0.2
Proceeds from sale of investment	8.0	15.0
Investments in equity affiliates	(3.6)	(1.1)
Acquisition of businesses, net of cash acquired	(3,622.2)	(65.7)
Net cash used for investing activities	(3,651.3)	(108.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior notes offerings	2,900.0	—
Proceeds from term loan	1,000.0	—
Payments on term loan	(75.0)	—
Proceeds from revolving credit facilities	60.0	—
Proceeds from bridge loan	400.0	—
Payments on bridge loan	(400.0)	—
Payment on senior notes	(250.0)	—
Payments on zero-coupon subordinated notes	—	(6.9)
Payment of debt issue costs	(37.1)	—
Noncontrolling interest distributions	—	(0.3)
Deferred payments on acquisitions	—	(0.1)
Payments on long-term lease obligations	(1.2)	—
Excess tax benefits from stock based compensation	2.5	0.6
Net proceeds from issuance of stock to employees	30.5	16.4
Purchase of common stock	—	(107.7)
Net cash provided by (used for) financing activities	3,629.7	(98.0)
Effect of exchange rate changes on cash and cash equivalents	(25.1)	(1.3)
Net increase (decrease) in cash and cash equivalents	(133.6)	(65.1)
Cash and cash equivalents at beginning of period	580.0	404.0
Cash and cash equivalents at end of period	$446.4	$338.9

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(in millions)

	Three Months Ended March 31,
	2015	2014

LabCorp Diagnostics
Net Revenue	$1,483.3	$1,413.8
Adjusted Operating Income	$300.1	$264.9
Adjusted Operating Margin	20.2%	18.7%

Covance Drug Development
Net Revenue	$624.6	$637.0
Adjusted Operating Income	$72.3	$77.3
Adjusted Operating Margin	11.6%	12.1%

Consolidated
Net Revenue	$2,107.9	$234.2

Adjusted Segment Operating Income	$372.4	$(52.1)
Unallocated corporate expense	(41.8)	182.1
Consolidated Adjusted Operating Income	$330.6	$130.0
Adjusted Operating Margin	15.7%	14.8%

The Condensed Combined Non-GAAP Pro Forma Segment Information includes operational information for Covance prior to the acquisition by the Company, including the full quarterly period of 2014 and the period from January 1, 2015 through February 19, 2015. The Covance Drug Development segment amounts as well as the combined amounts below are Non-GAAP measures. See page 5 of this release as well as page 12 for discussion of the adjustments made for presentation purposes.

Notes to Condensed Pro Forma Segment Information

1)
The Condensed Pro Forma Segment Information for the quarters ended March 31, 2015 and 2014 is being presented for the sole purpose of helping the reader to understand the newly adopted segment presentation of the Company for the quarter ended March 31, 2015 as a direct result of its acquisition of Covance on February 19, 2015. The Condensed Pro Forma Segment Information has been prepared utilizing historical LabCorp and Covance financial information and does not reflect what the Company’s actual results of operations were for the quarters ended March 31, 2015 and 2014, nor does it reflect all of the accounting entries that would normally be presented in pro forma financial statements prepared in accordance with the guidance contained in ASC 805-10-50 or Regulation S-X Rule 10-1.

2)
The LabCorp Diagnostic segment includes historical LabCorp business units, excluding its Clinical Trials operations (which are considered to be part of the Covance Drug Development segment), and including the Nutritional Chemistry and Food Safety operations acquired as part of the Covance acquisition. The Covance Drug Development segment includes historical Covance business units, excluding its Nutritional Chemistry and Food Safety operations (which are considered to be part of the LabCorp Diagnostics segment), and including the LabCorp Clinical Trials operations. Unallocated corporate expenses represent general management and administrative corporate expenses that are incurred to support enterprise-wide initiatives. The cost of all other corporate support functions is charged to the specific operating segment as consumed.

3)
The following table reconciles operating income, as reported by the Company and by Covance, Inc. in their separate filings on Form 10-Q for the three month period ended March 31, 2014 and the Company’s operating income that will be reported on its Form 10-Q for the three month period ended March 31, 2015, to total adjusted operating income as presented below:

(Dollars in Millions)	Three Months Ended March 31,
	2015	2014

Covance Inc. - pre-acquisition operating income as reported	$—	$66.9
Operating loss of Covance Inc. for the period January 1, 2015 through
February 19, 2015, prepared on its historical basis of accounting	(24.3)	—
Add-back restructuring costs	0.9	4.1
Acquisition-related costs	53.7	—
Covance Inc. - pre-acquisition adjusted operating income, excluding amortization	$30.3	$71.0

LabCorp - operating income, as reported	$130.2	$203.3
Acquisition-related costs	113.4	—
Restructuring and other special charges	19.30	7.6
Consulting fees	6.0	—
Amortization of intangibles and other assets	31.4	21.0
	$300.3	$231.9

Total Consolidated Combined Non-GAAP Pro Forma Adjusted Operating Income, excluding amortization	$330.6	$302.9

The Reconciliation of Non-GAAP Financial Measures provided below includes Covance as of February 19, 2015; prior to February 19, 2015, all results exclude Covance.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	For the Three Months Ended March 31,
	2015	2014

Adjusted Operating Income
Operating Income	$130.2	$203.3
Acquisition-related costs	113.4	—
Restructuring and other special charges	19.3	7.6
Consulting fees	6.0	—
Amortization of intangibles and other assets	31.4	21.0
Adjusted operating income	$300.3	$231.9

Adjusted EPS
Diluted earnings per common share	$0.01	$1.31
Restructuring and special items	1.51	0.05
Amortization expense	0.21	0.15
Adjusted EPS	$1.73	$1.51

Free Cash Flow
Net cash provided by (used for) operating activities	$(86.9)	$142.3
Less: capital expenditures	(33.8)	(56.5)
Free cash flow	$(120.7)	$85.8

Free Cash Flow, Excluding Acquisition Related Charges
Net cash provided by (used for) operating activities	$(86.9)	$142.3
Add back: Acquisition-related charges	153.5	—
Net cash provided by operating activities, excluding acquisition-related charges	$66.6	$142.3
Less: Capital expenditures	(33.8)	(56.5)
Free cash flow, excluding acquisition-related charges	$32.8	$85.8

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Notes to Reconciliation of Non-GAAP Financial Measures

1)
During the first quarter of 2015, the Company recorded net restructuring and other special charges of $19.3 million. The charges included $3.2 million in severance and other personnel costs along with $1.0 million in costs associated with facility closures and general integration initiatives. In addition, the Company recorded asset impairments of $14.8 million relating to lab and customer service applications that will no longer be used. The Company also recorded $6.0 million of consulting expenses relating to fees incurred as part of its Project LaunchPad business process improvement initiative.

The Company recorded $166.0 million of one-time costs associated with its acquisition of Covance. The costs included $79.5 million of Covance employee equity awards, change in control payments and short-term retention arrangements that were accelerated or triggered by the acquisition transaction ($32.8 in cost of sales and $46.7 in SG&A in the accompanying Consolidated Statements of Operations). The acquisition costs also included advisor and legal fees of $33.9 million (recorded in SG&A in the accompanying Consolidated Statements of Operations), $15.2 million of deferred financing fees associated with the Company’s bridge loan facility as well as a make-whole payment of $37.4 million paid to call Covance’s private placement debt outstanding at the purchase date (both amounts recorded in interest expense in the accompanying Consolidated Statements of Operations).

The after tax impact of these charges decreased net earnings for the quarter ended March 31, 2015, by $141.3 million and diluted earnings per share by $1.51 ($141.3 million divided by 93.8 million shares).

2)
During the first quarter of 2014, the Company recorded net restructuring and other special charges of $7.6 million. The charges included $2.8 million in severance and other personnel costs along with $4.9 million in costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.1 million in unused severance. The after tax impact of these charges decreased net earnings for the quarter ended March 31, 2014, by $4.7 million and diluted earnings per share by $0.05 ($4.7 million divided by 86.6 million shares).

3)
The Company continues to grow the business through acquisitions and uses Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the quarters ended March 31, 2015 and 2014, intangible amortization was $31.4 million and $21.0 million, respectively ($20.1 million and $12.9 million net of tax, respectively) and decreased EPS by $0.21 ($20.1 million divided by 93.8 million shares) and $0.15 ($12.9 million divided by 86.6 million shares), respectively.

4)
During the first quarter of 2015, the Company's operating cash flows were reduced due to payment of $153.5 million in acquisition-related charges. These payments were comprised of $75.5 million in legal and advisor fees, $40.6 million in accelerated Covance employee equity awards, and $37.4 million in make-whole payments triggered by calling Covance private placement notes outstanding at the time of the transaction.

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